Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

ALIGHT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee

Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	466,378,526(1)	$9.185(2)	$4,283,686,761.31(2)	$467,350.23

	Total Offering Amounts						$467,350.23

	Total Fees Previously Paid						$467,350.23

	Total Fee Offsets						—

	Net Fee Due						—

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share, that may become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Class A Common Stock on July 30, 2021, as reported on the New York Stock Exchange, under the symbol “ALIT.”

All filing fees payable in connection with the registration of the securities covered by this post-effective amendment were paid by the registrant at the time of the initial filing of the Registration Statement on Form S-1 (Registration No. 333-258350). No additional securities are registered hereby.